Exhibit 10.51
Amendment Number One to
The MetLife Deferred Compensation Plan for Outside Directors
(as amended and restated as of December, 2003) (the “Plan”)
     The Plan is hereby amended in the manner set forth below, to the extent consistent with legal requirements to maintain the deferred status of compensation credited under the Plan, including the grandfathered status of such deferrals precluding the applicability of United States Internal Revenue Code Section 409A:
     1. The third paragraph of the section entitled “Investment Tracking Funds” is amended and restated to read as follows:
The Plan Administrator may eliminate or replace any investment tracking fund or index at any time. When the Plan Administrator has determined to make a change, you will be informed and you will be given an opportunity to change your investment tracking selections to the extent they are affected by the change. Changes to investment tracking fund or index may be made without amending the Plan document, but will be reflected in any amended and restated Plan document.
Any changes to investment tracking funds or indices will be made only to the extent consistent with legal requirements to maintain the deferred status of compensation credited under the Plan, including the grandfathered status of such deferrals precluding the applicability of United States Internal Revenue Code Section 409A
     2. This Amendment will be effective immediately upon execution.
     3. Except as otherwise expressly provided herein, the Plan (including any amendments thereto) shall continue in full force and effect without amendment.
IN WITNESS WHEREOF, this amendment is approved.
PLAN ADMINISTRATOR

/s/ Andrew J. Bernstein for Margery Brittain

Date: 2-26-07

Witness: /s/ Joo Young Kang